Exhibit 10.1

CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 14, 2015 (this “Amendment”), amends the Credit Agreement, dated as of May 15, 2014 (the “Credit Agreement”), among BLUE CAPITAL GLOBAL REINSURANCE FUND LIMITED (the “Company”), MONTPELIER RE HOLDINGS LTD. (the “Guarantor”) and BARCLAYS BANK PLC (the “Lender”).  Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Company and the Guarantor have informed the Lender that pursuant to the Agreement and Plan of Merger dated as of March 31, 2015, among the Guarantor, Endurance Specialty Holdings Ltd., a Bermuda exempted limited liability company (the “Parent”), and Millhill Holdings Ltd., a Bermuda exempted limited liability company and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), Guarantor intends to merge with and into Merger Sub, with Merger Sub surviving such merger as a wholly owned subsidiary of the Parent (the “Merger”).

WHEREAS, the parties hereto desire to amend the Credit Agreement to, among other things, extend the commitment termination thereof on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.                                  AMENDMENTS.  Subject to the effectiveness hereof pursuant to Section 4, the Credit Agreement is hereby amended as follows:

1.1                               The definition of “Commitment Termination Date,” in Section 1.01 is amended and restated in its entirety to read as follows:

“Commitment Termination Date” means the earlier of (a) May 12, 2016 and (b) the date of termination of all of the Commitment Amount pursuant to Section 2.08 or Section 7.01.

1.2                               The following definitions are added to Section 1.01 in proper alphabetical order:

“Anti-Corruption Laws” is defined in Section 3.20.

“Anti-Terrorism Laws” is defined in Section 3.19.

1.3                               The following Sections 3.19 and 3.20 are added to the end of Article III:

Section 3.19                             Anti-Money Laundering and Anti-Terrorism Finance Laws.  The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

Section 3.20                             Anti-Corruption Laws.  No part of the proceeds of the Loans shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause the Lender to violate the U.S. Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010; or (c) to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

1.4                               The following Section 6.14 is added to the end of Article VI:

Section 6.14                             Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act.  The Company shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law or Anti-Corruption Law, (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Lender or the Company would be in violation of any applicable Law or (c) use any part of the proceeds of the Loans, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 3.19 and 3.20 to be untrue as if made on the date any such conduct occurs.

2.                                  WAIVER AND CONSENT.

(a)                                 The Lender (i) consents to the Merger and agrees that the Merger shall not constitute a Change of Control and (ii) waives any Event of Default under Section 7.01(n) of the Credit Agreement that would occur solely as a result of the Merger, in each case, provided that the Merger Conditions shall have been satisfied or waived in accordance with Section 9.02 of the Credit Agreement prior to or substantially concurrently with the consummation of the Merger.

(b)                                 The Lender (i) consents to the making of the Special Dividend (as defined in the Merger Agreement), (ii) waives any Event of Default under Section 7.01(d) of the Credit Agreement and any breach of any of the Sections referred to therein that would occur solely as a result of the Special Dividend and (iii) waives any breach of Section

6.09 of the Credit Agreement and any Event of Default under Section 7.01(e) of the Credit Agreement that would occur solely as a result of the Special Dividend, in each case, provided that the Merger Conditions shall have been satisfied or waived in accordance with Section 9.02 not later than the Business Day next following the making of the Special Dividend.

(c)                                  The Lender waives (i) any provision of Section 6.05 of the Credit Agreement that would prevent the Merger and (ii) any Event of Default under Section 7.01(d) of the Credit Agreement that would occur solely as a result of the Merger, in each case, provided that the Merger Conditions shall have been satisfied or waived in accordance with Section 9.02 of the Credit Agreement prior to or substantially concurrently with the consummation of the Merger.

3.                                  ADDITIONAL AMENDMENTS TO THE CREDIT AGREEMENT.  Effective as of the Merger Conditions Effective Date (as defined below), the Credit Agreement is hereby amended in its entirety to read as set forth on Exhibit A hereto (such amendment, the “Additional Amendment”).

4.                                  CONDITIONS PRECEDENT.  This Amendment shall become effective on the date when each of the conditions precedent set forth in this Section 4 shall have been satisfied or waived in accordance with Section 9.02 of the Credit Agreement (such date, the “First Amendment Effective Date”).

4.1                               Receipt of Documents.  The Lender shall have received a fully executed original copy of this Amendment.

4.2                               Certificates.  The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (for the avoidance of doubt, excluding the Parent and Merger Sub) as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents.

4.3                               Corporate Documents.  The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of each Loan Party (for the avoidance of doubt, excluding the Parent and Merger Sub) and any other legal matters relating to each such Loan Party, the Loan Documents or the transactions contemplated thereby.

4.4                               Opinion of Counsel to Company.  The Lender shall have received an opinion of Cravath, Swaine & Moore LLP, New York counsel to the Company, addressed to the Lender and dated the First Amendment Effective Date (and each Loan Party hereby instructs such counsel to deliver such opinion to the Lender).

4.5                               Opinion of Bermuda Counsel to Company.  The Lender shall have received an opinion of Appleby (Bermuda) Limited, Bermuda counsel to the Loan Parties, addressed to the

Lender and dated the First Amendment Effective Date (and each Loan Party hereby instructs such counsel to deliver such opinion to the Lender).

4.6                               Compliance with Warranties, No Default, etc.  Both before and after giving effect to this Amendment, the following statements by each Loan Party shall be true and correct (and each Loan Party, by its execution of this Amendment, hereby represents and warrants to the Lender that such statements are true and correct as at such times):

(a)                                 the representations and warranties of the Loan Parties set forth in the Credit Agreement and in any other Loan Document are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date); and

(b)                                 no Default has occurred and is continuing or exists on the date hereof.

4.7                               Fees and Expenses.  The Lender shall have received:

(a)                                 an upfront fee in an amount equal to $30,000; and

(b)                                 payment of all other fees, costs and expenses (including legal fees and expenses) agreed to be paid by it to the Lender in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Company prior to the date of the effectiveness hereof).

5.                                  CONDITIONS TO EFFECTIVENESS OF THE ADDITIONAL AMENDMENTS.  The Additional Amendments shall become effective on the date that each of the following conditions precedent (such conditions precedent, the “Merger Conditions”) is satisfied or waived in accordance with Section 9.02 of the Credit Agreement (such date, the “Merger Conditions Effective Date”):

5.1                               Consummation of the Merger.  The Merger shall have been consummated and all conditions precedent to the consummation of the Merger shall have been satisfied or waived, in each case pursuant to and on the terms set forth in the Merger Agreement, and the Lender shall have received a certificate signed by a Responsible Officer of the Company, dated as of the Merger Conditions Effective Date, certifying that the condition precedent specified in this Section 5.1 has been satisfied.

5.2                               Receipt of Documents  The Lender shall have received each of the following, each in form and substance reasonably satisfactory to the Lender:

(a)                                 counterparts of a supplement to the Credit Agreement pursuant to which Parent becomes a party to the Credit Agreement, executed by Parent and the Lender;

(b)                                 such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Parent as the Lender

may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(c)                                  such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of the Parent and any other legal matters relating the Parent, the Loan Documents or the transactions contemplated thereby;

(d)                                 Process Agent Letter.  A letter from an entity reasonably acceptable to the Lender setting forth its consent to serve as agent for service of process for the Parent in relation to any proceedings before any United States court in connection with any of the Loan Documents;

(e)                                  an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Parent, addressed to the Lender and dated the Merger Conditions Effective Date; and

(f)                                   an opinion of ASW (or such other counsel as reasonably acceptable to the Lender), Bermuda counsel to the Parent, addressed to the Lender and dated the Merger Conditions Effective Date.

5.3                               Know your Customer.  Parent shall have provided the documentation and other information to the Lender as it reasonably determines are required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering laws, including the PATRIOT Act, at least five Business Days prior to the Merger Conditions Effective Date, to the extent requested at least 10 Business Days prior to the Merger Conditions Effective Date.

5.4                               Pro Forma Compliance.  There will not exist (pro forma for the satisfaction of the Merger Conditions and the effectiveness of the Additional Amendments) any “event of default” under any Material Indebtedness (as defined below) of Parent or its Subsidiaries, and the Administrative Agent shall have received a certificate signed by a Responsible Officer of Parent, on behalf of the Company, dated as of the Merger Conditions Effective Date, certifying that the condition precedent specified in this paragraph has been satisfied.  For purposes of this Section 5.4, “Material Indebtedness” shall mean (a) with respect to the Company, indebtedness in an aggregate principal amount in excess of $25,000,000 and (b) with respect to the Parent, indebtedness in an aggregate principal amount in excess of $50,000,000.

5.5                               First Amendment Effectiveness.  The First Amendment Effective Date shall have occurred.

6.                                  RELEASE OF MONTPELIER RE HOLDINGS LTD.  For the avoidance of doubt, the Lender confirms that on the Merger Conditions Effective Date, upon the satisfaction of the Merger Conditions, Montpelier Re Holdings Ltd. shall be automatically released from the Credit Agreement (including the Guaranty).  The Lender will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Montpelier Re Holdings Ltd. from its obligations under the Credit Agreement.

7.                                  REPRESENTATIONS AND WARRANTIES.  To induce the Lender to consent to this Amendment, each Loan Party hereby represents and warrants to the Lender as follows:

7.1                               Authorization.  The execution, delivery and performance of this Amendment by such Loan Party (a) are within the corporate (or the equivalent company) authority of such Loan Party, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to such Loan Party and (d) do not conflict with any provision of the Organizational Documents of, or any agreement or other instrument binding upon, such Loan Party.

7.2                               Government Approval, Regulation, etc.  The execution, delivery and performance of this Amendment by such Loan Party do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3                               Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms.

8.                                  MISCELLANEOUS.

8.1                               Continuing Effectiveness, etc.  This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.

8.2                               Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

8.3                               Incorporation of Credit Agreement Provisions.  The provisions of Section 9.07 (Severability) and Section 9.10 (Waiver of Jury Trial) of the Credit Agreement are incorporated by reference as if fully set forth herein, mutatis mutandis.

8.4                               Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

8.5                               Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

[Signatures begin on next page]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

BLUE CAPITAL GLOBAL REINSURANCE
FUND LIMITED

By	/s/ WILLIAM POLLETT
Name: William Pollett
Title: President, Chief Executive Officer and
Director of Blue Capital Management Ltd,
investment manager of Blue Capital Global
Reinsurance Fund Limited

MONTPELIER RE HOLDINGS LTD.

By	/s/ MICHAEL S. PAQUETTE
Name: Michael S. Paquette
Title: Executive Vice President and Chief
Executive Officer

LENDER:

BARCLAYS BANK PLC, as Lender

By	/s/ DAN BROOME
Name: Dan Broome
Title: Director

Executed in New York

CREDIT AGREEMENT

dated as of

May 15, 2014

among

BLUE CAPITAL GLOBAL REINSURANCE FUND LIMITED,

as the Company,

ENDURANCE SPECIALTY HOLDINGS LTD.,

as the Guarantor

and

BARCLAYS BANK PLC,
as the Lender

i

(continued)

(continued)

		Page

Section 5.08	Inspection of Properties and Books, etc.	31
Section 5.09	Compliance with Laws, Contracts, Licenses, and Permits	31
Section 5.10	Use of Proceeds	31
Section 5.11	Further Assurances	31
Section 5.12	Incorporation of Parent Credit Agreement	32

	ARTICLE VI.
	NEGATIVE COVENANTS
	32

Section 6.01	Business Activities	32
Section 6.02	Fiscal Year	32
Section 6.03	Transactions with Affiliates	32
Section 6.04	Disposition of Assets	32
Section 6.05	Mergers, Consolidations and Sales	32
Section 6.06	Debt	33
Section 6.07	Liens	33
Section 6.08	Sanctions	33
Section 6.09	Financial Covenants	33
Section 6.10	Restricted Payments	33
Section 6.11	Investment Guidelines	34
Section 6.12	Material Agreements	34
Section 6.13	Subsidiaries	34
Section 6.14	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act	34
Section 6.15	Incorporation of Parent Credit Agreement	34

	ARTICLE VII.
	EVENTS OF DEFAULT; ACCELERATION
	34

Section 7.01	Events of Default and Acceleration	34
Section 7.02	Application of Payments	36

	ARTICLE VIII.
	GUARANTY
	37

Section 8.01	Guaranty of the Obligations	37

(continued)

(continued)

Page

SCHEDULE 9.01	-	Information for Notices

EXHIBITS

EXHIBIT A	-	Loan Request
EXHIBIT B	-	Interest Election Request
EXHIBIT C	-	Prepayment Notice
EXHIBIT D	-	Compliance Certificate

v

CREDIT AGREEMENT dated as of May 15, 2014, among BLUE CAPITAL GLOBAL REINSURANCE FUND LIMITED (the “Company”), ENDURANCE SPECIALTY HOLDINGS LTD. (the “Guarantor”) and BARCLAYS BANK PLC (the “Lender”).

The Company has requested that the Lender provide a revolving credit facility and the Lender is willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“Anti-Corruption Laws” is defined in Section 3.20.

“Anti-Terrorism Laws” is defined in Section 3.19.

“Authority” means any of the United Nations, the European Union, Her Majesty’s Treasury, any European Union member state, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other United States government entity, the State Secretariat for Economic Affairs (“SECO”) of Switzerland, the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other body notified in writing by the Lender to the Company from time to time.

“Availability Period” means the period from and including the Closing Date to the Commitment Termination Date.

“Balance Sheet Date” means December 31, 2013.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Barclays Bank” means Barclays Bank PLC.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“BCRH” means Blue Capital Reinsurance Holdings Ltd., a Bermuda exempted limited liability company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Bermuda, New York City, London, England or the state where the Lender’s Office with respect to Obligations denominated in Dollars is located.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease which is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP.  For purposes of this Agreement, the amount of such Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Change of Control” means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (b) a “Change of Control” as defined in the Parent Credit Agreement; (c) the Investment Manager ceases to manage the investments of the Company and the Master Fund or to own 100% of the Voting Stock of the Blue Water Master Fund Ltd.; (d) the Reinsurance Manager ceases to manage the operational and underwriting activities of the Master Fund or the Reinsurer; or (e) the Guarantor ceases to be, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 100% of the Voting Stock of the Investment Manager, the Reinsurance Manager or the Reinsurer (other than a result of a transaction permitted by Section 8.02 of the Parent Credit Agreement).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the Lender’s obligation make Loans, in an aggregate stated amount at any one time outstanding not to exceed the Commitment Amount.

“Commitment Amount” means $20,000,000.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Termination Date” means the earlier of (a) May 12, 2016 and (b) the date of termination of all of the Commitment Amount pursuant to Section 2.08 or Section 7.01.

“Company” is defined in the Preamble.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distribution upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of the Insurance Subsidiaries under Primary Policies or Reinsurance Agreements which are entered into in the ordinary course of business (including security posted by each of the Insurance Subsidiaries in the ordinary course of its business to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Insurance Subsidiary for the purposes of this Agreement.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby and (ii) the maximum stated amount so guaranteed or supported.

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of (i) letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued within the later of (x) three (3) Business Days and (y) the applicable cure period and (ii) bankers’ acceptances issued for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all Hedging Obligations of such Person; (f) to the extent required to be included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership or in which such Person is a general partner unless such debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) unsecured current liabilities incurred in the ordinary course of business and paid within ninety (90) days after the due date (unless contested diligently in good faith by appropriate proceedings and reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Reinsurance Agreement or any Primary Policy.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the applicable interest rate plus (b) 2% per annum, to the fullest extent permitted by applicable Laws.

“Dollar” and “$” mean lawful money of the United States.

“Engagement Letter” means the Engagement Letter dated March 26, 2014 between the Company and the Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Company under any Loan Document, any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the Laws of which the Lender is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by a jurisdiction described in clause (a) of this definition, (c) Taxes attributable to the Lender’s failure to deliver to the Company such properly completed and executed documentation as will permit payments under any Loan Document to be made without withholding or at a reduced rate of withholding, (d) U.S. Federal Taxes, other than income or franchise Taxes imposed on (or measured by) net income by the United States or (e) any withholding Taxes imposed pursuant to a law in effect on the date on which (i) such Lender (other than the Lender on the Closing Date) becomes a party hereto (other than pursuant to an assignment request by the Company under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that (x), pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (y) any such taxes arise in connection with or as a result of a change in jurisdiction of organization of a Loan Party.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Barclays Bank on such day on such transactions as determined by the Lender.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fees” means the Commitment Fee and any other fees referred to in Section 2.10(b) or the Engagement Letter.

“Foreign Benefit Plan” means any employee benefit plan, pension plan or welfare plan not subject to ERISA which is maintained or contributed to for the benefit of the employees of Company or any of its Subsidiaries which, under applicable Law, (a) is required to be funded through a trust or similar funding vehicle or (b) creates or could result in a Lien on any property of the Company or any of its Subsidiaries.

“Freely Transferable” means securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.

“GAAP” means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Company adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

“Governmental Authority” means any nation or government, or any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” means the guaranty of the Guarantor set forth in Article VIII.

“Hedging Obligations” means, with respect to any Person, the liability of such Person under any futures contract or options contract, interest rate swap agreements or interest rate collar agreements and all other agreements or arrangements (other than Retrocession Agreements) designed to protect such Person against fluctuations in interest rates or currency exchange rates.  Debt under a Hedging Obligation shall be the amount of such Person’s net obligation, if any, under each hedging agreement (determined on the mark-to-market value for such agreement based upon a readily available quotation provided by a recognized dealer in such type of hedging agreement).

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insurance Subsidiary” means each Subsidiary of the Company which is licensed by any Governmental Authority to engage in the insurance business as a risk bearing entity.

“Interest Election Request” means a request by the Company to convert or continue a Loan in accordance with Section 2.04, which, when in writing, shall be substantially in the form of Exhibit B (or such other form as the Lender may approve).

“Interest Payment Date” means the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Commitment Termination Date.

“Interest Period” means, as to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Loan Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Commitment Termination Date.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Interpolated Screen Rate” means the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a)                             the Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period for such Loan; and

(b)                             the Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period for such Loan,

each as of the Specified time on the Quotation Day.

“Investment Manager” means Blue Capital Management Ltd., a Bermuda investment management company.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” is defined in the Preamble.

“Lender’s Office” means, with respect to any currency, the Lender’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Lender may from time to time notify to the Company.

“LIBOR Rate” means, in relation to any Loan:

(a)                                 the Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period) the applicable Interpolated Screen Rate for such Loan,

as of, in the case of clauses (a) and (b) above, the Specified Time on the Quotation Day for a period comparable to the relevant Interest Period for such Loan.  Each calculation by the Lender of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Loans” means the loans made by the Lender to the Company pursuant to this Agreement.

“Loan Documents” means, (i) with respect to the Company, collectively, this Agreement, the Engagement Letter and any other agreement or document delivered in connection herewith and (ii) with respect to the Guarantor, collectively, this Agreement, the Guarantor’s supplement to this Agreement and any other agreement or document delivered in connection herewith to which the Guarantor is a party. For the avoidance of doubt, each time “Loan Documents” is referenced in the context of the Guarantor, such reference is only to the documents listed in clause (ii) above.

“Loan Parties” means, collectively, the Company and the Guarantor.

“Loan Request” means a request for a Loan, which, when in writing, shall be substantially in the form of Exhibit A (or, in the case of any such request, in such other form as the Lender may approve).

“Master Fund” means Blue Capital Global Reinsurance SA-1, a segregated account of Blue Water Master Fund Ltd.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a)                                 a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of (i) the Company, (ii) the Master Fund, (iii) the Investment Manager, (iv) the Reinsurance Manager, (v) the Reinsurer or (vi) the Company and its Subsidiaries, taken as a whole;

(b)                                 a material adverse effect on the ability of a Loan Party to perform any of its payment Obligations under any of the Loan Documents to which it is a party; or

(c)                                  any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or any impairment of the rights, remedies or benefits available to the Lender under any Loan Document.

In determining whether any individual event has a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events results in a Material Adverse Effect.  For the avoidance of doubt, a default under Section 6.05 and subsequent cure thereof will not be a Material Adverse Effect.

“Material Party” means each of (a) the Company, (b) any Insurance Subsidiary, (c) the Master Fund, (d) the Investment Manager, (e) the Reinsurance Manager, (f) the Reinsurer and (g) any Subsidiary of the Company which is not an Insurance Subsidiary whose (i) total assets are 15% or more of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year end balance sheet of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP, and (ii) total revenues are 15% or more of the total revenues of the Company and its consolidated Subsidiaries (including such Subsidiary), in each case as set forth on the most recent fiscal year-end income statements of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“NAV” means, as of any date, the net asset value of a Person as calculated in accordance with such Person’s Organizational Documents.

“Obligations” means all indebtedness, obligations and liabilities of the Company to the Lender existing on the date of this Agreement or arising thereafter (including interest and fees that accrue after the commencement by or against the Company of any proceeding under Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents.

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such

Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstandings” means, as of any date, the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parent Credit Agreement” means that certain credit agreement, dated as of April 19, 2012, among the Guarantor, various designated subsidiary borrowers thereunder from time to time, various lending institutions party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as in effect on May 13, 2015 and (a) without giving effect to any waiver, amendment, supplement or other modification thereto after such date unless consented to in writing by the Lender and (b) without regard to whether such credit agreement remains in effect after such date.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Notice” means a notice by the Company to prepay Loans, which, when in writing, shall be substantially in the form of Exhibit C (or such other form as the Lender may approve).

“Primary Policies” means any insurance or reinsurance policies issued by any Insurance Subsidiary.

“Prime Rate” means the United States Prime Lending Rate as published in the New York edition of the Wall Street Journal from time to time.  Barclays Bank shall not be required to notify the Company of any changes to the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Process Agent” means National Registered Agents, Inc.

“Prospectus” means the prospectus of the Company dated November 30, 2012, as supplemented and in effect on the Closing Date.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinsurance Agreement” means any arrangement whereby any Insurance Subsidiary, as reinsurer, agrees to indemnify any other insurance or reinsurance company against all or a portion of the insurance or reinsurance risks underwritten by such insurance or reinsurance company under any insurance or reinsurance policy.

“Reinsurance Manager” means Blue Capital Insurance Managers Ltd., an exempted Bermuda company licensed as an insurance agent and insurance manager.

“Reinsurer” means Blue Water Re Ltd., an exempted Bermuda reinsurance company.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, custodians, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means (a) the president, chief executive officer, chief financial officer, chief operating officer, treasurer, controller or any vice-president of the applicable Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the applicable Loan Party and (c) solely for purposes of requests for Loans, interest elections, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Company so designated from time to time by one of the foregoing officers in a notice to the Lender (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Lender).

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance insured or reinsured by such Insurance Subsidiary.

“SDN List” means the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the US Department of the Treasury or any similar list maintained by any Authority.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters Screen (or any replacement Reuters page which displays that rate), provided, if such page or service ceases to be available, the Lender shall specify another page or service displaying the relevant rate.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Specified Parent Affirmative Covenants” means Section 7.01(d)(x), Section 7.02(ii), Section 7.05 (with respect to the first sentence of Section 7.05 only) and Section 7.10 of the Parent Credit Agreement, in each case, as incorporated by reference herein pursuant to Section 6.15.

“Specified Time” means 11:00 am (London time).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the of shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly, through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. Each of BCRH and the Company, and, each of their Subsidiaries, will in any event be deemed to be a Subsidiary of the Guarantor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Date” has the meaning assigned to such term in Section 9.04(b) (i).

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, such Person’s Capital Stock having the right to vote for the election of directors of such Person under ordinary circumstances.

Section 1.02                             Terms Generally.  (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Documents) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any Law herein shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  With respect to the provisions of the Parent Credit Agreement that are incorporated by reference herein, unless the context otherwise clearly requires, (i) each reference in such provisions to (A) the term “the Parent Borrower” shall be deemed to be a reference to the term “Guarantor” as defined in this Agreement and (B) the term “Credit Document” shall be deemed to be a reference to the term “Loan Document” as defined in this Agreement, (ii) as used in such provisions, the terms “Administrative Agent” and “Required Lenders” shall mean “Lender” as defined in this Agreement and “Agreement”, “Default”, “Event of Default” and “Lender” and shall have the meanings assigned to such terms in this Agreement, (iii) each reference in such provisions to any specific provision of the Parent Credit Agreement shall be deemed to refer to (A) if such provision is incorporated by reference herein, such provision as so incorporated by reference herein and (B) otherwise, the corresponding provision of this Agreement, if any, and (iv) other than in the case of the terms specified in clauses (i) and (ii) above, each other capitalized term used in such provisions shall have the meaning assigned thereto in the Parent Credit Agreement.

Section 1.03                             Changes in GAAP.  If the Company notifies the Lender that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

LOANS.

Section 2.01                             Loan Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Company from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the Commitment; provided that, after giving effect to any Loan, the Outstandings shall not exceed the Commitment Amount.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans.

Section 2.02                             Loans.

(a)                                 Lending Office.  The Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(b)                                 Minimum Amounts.  Each Loan shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000.

Section 2.03                             Loan Requests.

(a)                                 Notice by Company.  Each Loan shall be made upon the Company’s irrevocable notice to the Lender.  Each such notice shall be in the form of a written Loan Request, appropriately completed and signed by a Responsible Officer of the Company, or may be given by telephone to the Lender (if immediately confirmed by such a written Loan Request consistent with such telephonic notice) and must be received by the Lender not later than 10:00 a.m. (New York City time), three Business Days prior to the date of the requested Loan.

(b)                                 Content of Loan Requests.  Each Loan Request pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Loan; (ii) the date of such Loan (which shall be a Business Day); (iii) the Interest Period therefor; and (iv) the location and number of the Company’s account to which funds are to be disbursed.

(c)                                  Failure to Elect.  If no Interest Period is specified with respect to any requested Loan, the Company shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04                             Interest Elections.

(a)                                 Elections by Company for Loans.  Each Loan initially shall have the Interest Period specified in such Loan Request.  Thereafter, the Company may continue such Loan as Loan with the same or a different Interest Period therefor, all as provided in this Section.  The Company may elect different Interest Period with respect to different portions of the affected Loan, in which case the Loans comprising each such portion shall be considered a separate Loan; provided that there shall not be more than five Interest Periods with respect to the Loans in effect at any time.

(b)                                 Notice of Elections.  Each such election pursuant to this Section shall be made upon the Company’s irrevocable notice to the Lender.  Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Company, or may be given by telephone to the Lender (if immediately confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Lender not later than the time that a Loan Request would be required under Section 2.03 if the Company were requesting a Loan.

(c)                                  Content of Interest Election Requests.  Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i)                                     the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Loan);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)                               the Interest Period therefor after giving effect to such election.

(d)                                 Failure to Elect.  If the Company fails to deliver a timely and complete Interest Election Request with respect to a Loan prior to the end of the Interest Period therefor, then, unless such Loan is repaid as provided herein, the Company shall be deemed to have selected that such Loan shall automatically be continued at the end of such Interest Period as a Loan with an Interest Period of one month.

Section 2.05                             Prepayments.

(a)                                 Optional Prepayments.  The Company may, upon notice to the Lender, at any time and from time to time prepay any Loan in whole or in part without premium or penalty, subject to the requirements of this Section.

(b)                                 Notices.  Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Company, or may be given by telephone to the Lender and must be received by the Lender not later than 10:00 a.m. (New York City time) three Business Days before the date of prepayment.  Each Prepayment Notice shall specify (i) the prepayment date and (ii) the principal amount of each Loan or portion thereof to be prepaid.  Each Prepayment Notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.

(c)                                  Amounts.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of a Loan as provided in Section 2.02.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

Section 2.06                             Termination or Reduction of Commitment.  The Company may, upon notice to the Lender, terminate the unused portion of the Commitment, or from time to time reduce the unused Commitment; provided that (a) each such notice shall be in writing and must be received by the Lender at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000 and (c) the Company shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstandings would exceed the Commitment Amount, Unless previously terminated, the Commitment shall automatically terminate on the date specified in clause (a)(i) of the definition of “Commitment Termination Date.”

Section 2.07                             Repayment of Loans.  The Company shall repay to the Lender on the Commitment Termination Date the aggregate principal amount of all Loans outstanding on such date.

Section 2.08                             Interest.

(a)                                 Interest Rates.  Subject to clause (b) of this Section and Sections 2.15 and 2.16, each Loan shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period therefor plus 1.0%.

(b)                                 Default Interest.  If any amount payable by the Company under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Rate.  Upon the request of the Lender, while any Event of Default exists, the Company shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the Default Rate.

(c)                                  Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to clause (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)                                 Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

Section 2.09                             Evidence of Debt; Maintenance of Records.  The Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to the Lender resulting from each Loan.  The entries made in the records maintained pursuant to this Section 2.09 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of the Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Company under this Agreement and the other Loan Documents.

Section 2.10                             Fees.

(a)                                 Commitment Fees.  The Company agrees to pay to the Lender a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to 0.225% per annum times the actual daily amount by which the Commitment Amount exceeds the Outstandings, during the period from and including the Closing Date to but excluding the Commitment Termination Date.  Accrued Commitment Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the date hereof, and on the Commitment Termination Date.

(b)                                 Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Lender of a fee hereunder shall be conclusive absent manifest error.

Section 2.11                             Payments Generally.

(a)                                 Payments by the Company.  All payments to be made by the Company under any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Company shall be made to the Lender, at the Lender’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the date specified herein.  Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States.  All amounts received by the Lender after 11:00 a.m. (New York City time) shall in each case be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  If any payment to be made by the Company shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Commitment Termination Date, payment shall be made on the immediately preceding Business Day.

(b)                                 Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to the Lender to pay fully all amounts of any applicable principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder and (ii) second, to pay principal amounts outstanding on the Loans that are then due hereunder.

Section 2.12                             Compensation for Losses.  Upon written demand of the Lender from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Company shall promptly (but in any event within ten days) after such demand compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (a) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (b) any failure by the Company (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Company, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Company shall not be obligated to compensate the Lender under this Section for any loss of anticipated profits in respect of any of the foregoing.  For purposes of calculating amounts payable by the Company to the Lender under this Section, the Lender shall be deemed to have funded each Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 2.13                             Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable Law (as determined in the good faith discretion of the Lender) requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse the Lender for the payment of, any Other Taxes.

(c)                                  Indemnification by the Company.  The Company shall indemnify the Lender within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this clause (e) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   Indemnification by the Lender.  The Lender shall indemnify the Company within 10 days after demand therefor, for any Excluded Taxes attributable to the Lender and that are payable or paid by the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lender by the Company shall be conclusive absent manifest error.

Section 2.14                             Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)                                  subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (e) of the definition of “Excluded Taxes” and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Company will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender, any of its applicable lending offices or its holding company, as the case may be, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for the Lender or its holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender, could have achieved but for such Change in Law (taking into consideration the Lender’s or its holding company’s policies, as applicable, with respect to capital adequacy and liquidity), then from time to time the Company will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of the Lender setting forth in reasonable detail the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The Company shall pay the Lender the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Company shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15                             Inability to Determine Rates.  If prior to the commencement of the Interest Period for any Loan:

(a)                                 the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or

(b)                                 the Lender determines (which determination shall be conclusive absent manifest error) that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loan for such Interest Period;

then the Lender shall give notice thereof to the Company as promptly as practicable thereafter and, until the Lender notifies the Company that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the continuation of any Loan as, a LIBOR Loan shall be ineffective and such Loan (unless prepaid) shall be converted to, a Loan bearing interest at a rate per annum equal to the Base Rate and (ii) if any Loan Request requests a LIBOR Loan, such Loan shall be made as a Loan bearing interest at a rate per annum equal to the Base Rate.

Section 2.16                             Illegality.  If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by the Lender to the Company, any obligation of the Lender to make or continue Loans based on the LIBOR Rate shall be suspended until the Lender notifies the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Company shall, upon demand from the Lender, prepay or, if applicable, convert all Loans of the Lender to Loans bearing interest at a rate per annum equal to the Base Rate (“Base Rate Loans”), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.  Unless such notification shall be subsequently withdrawn, any request for a Loan (or to continue a Loan for an additional Interest Period) shall be deemed a request for a Base Rate Loan.

Section 2.17                             Mitigation Obligations; Designation of a Different Lending Office.  If at any time (i) the Lender requires the Company to pay additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.13, (ii) the Lender requests compensation under Section 2.14 or (iii) the Lender gives a notice pursuant to Section 2.16, then the Lender shall, as applicable, at the request of the Company, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.14, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.16, and (B) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

Section 3.01                             Corporate Authority.

(a)                                 Incorporation; Good Standing.  The Company (a) is a company duly organized, validly existing and in good standing under the laws of Bermuda, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby

(a) are within the corporate (or the equivalent company) authority of such Loan Party, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to such Loan Party and (d) do not conflict with any provision of the Organizational Documents of, or any agreement or other instrument binding upon, such Loan Party.

(c)                                  Enforceability.  The execution and delivery of this Agreement and the other Loan Documents will result in valid and legally binding obligations of such Loan Party enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or by the application of equitable principles relating to enforceability (regardless of whether considered in a proceeding in equity or at law) including, (i) the possible unavailability of specific performance injunctive relief or any equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealings; provided that each Loan Party assumes for the purposes of this Section 3.01(c) that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than such Loan Party.

Section 3.02                             Governmental Approvals.  The execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

Section 3.03                             Financial Statements.

(a)                                 Fiscal Year.  Each of the Company and the Master Fund have a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

(b)                                 Financial Statements.  There has been furnished to the Lender (i) (x) a consolidated balance sheet of Montpelier Re Holdings, Ltd. and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of Montpelier Re Holdings, Ltd. and its Subsidiaries for the fiscal year ended December 31, 2013, and (y) a statement of assets and liabilities of each of the Company and the Master Fund as at the Balance Sheet Date and a statement of operations of each of the Company and the Master Fund for the fiscal year then ended and (ii) a consolidated balance sheet and consolidated statement of income of the Montpelier Re Holdings, Ltd. and its Subsidiaries as at and for the three months ended March 31, 2014.  Such financial statements have been prepared in accordance with GAAP (subject, in the case of the March 31, 2014 statements, to the absence of footnotes and year-end adjustments) and fairly present the financial condition of Montpelier Re Holdings, Ltd. and its Subsidiaries, the Company or the Master Fund, as the case may be, as at the close of business on the date thereof and the results of operations for the period then ended.  There are no Contingent Liabilities of Montpelier Re Holdings, Ltd. or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Company, which were not disclosed in such balance sheet or the notes related thereto.  There are no Contingent Liabilities of the Company or the Master Fund, as the case may be, as of such date involving material amounts, known to the officers of the Company, which were not disclosed in such balance sheet or the notes related thereto.

Section 3.04                             No Material Adverse Changes, etc.  Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.

Section 3.05                             Franchises, Patents, Copyrights, etc.  The Company possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

Section 3.06                             Litigation.  Except as set forth in Schedule 3.06 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Company or any of its Subsidiaries or the Master Fund before any Governmental Authority, (a) that, if adversely determined, would be expected to, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii)(A) materially impair the right of the Company and its Subsidiaries or the Master Fund to carry on business substantially as now conducted by them, or (B) except for any such actions, suits or proceedings related to claims under Primary Policies or Reinsurance Agreements arising in the ordinary course of business, result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Company and its Subsidiaries or the Master Fund, as the case may be, or (b) which question the validity of this Agreement.

Section 3.07                             No Materially Adverse Contracts, etc.  Neither the Company nor any of its Subsidiaries is subject to any Organizational Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or, to the knowledge of the Responsible Officers of the Company, is expected in the future to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Responsible Officers of the Company, to have any Material Adverse Effect.

Section 3.08                             Compliance with Other Instruments, Laws, etc.  Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

Section 3.09                             Tax Status.  The Company and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except those which the failure to file would not have a Material Adverse Effect, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or those which the failure to pay would not have a Material Adverse Effect and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the Responsible Officers of the Company know of any basis for any such claim.

Section 3.10                             No Event of Default.  No Default has occurred and is continuing.

Section 3.11                             Investment Company Acts.

(a)                                 Neither the Company nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

(b)                                 The Company is not engaged in the “investment business” as defined in The Investment Business Act 2003 of Bermuda or the Investment Advisors Act of 1940.  Neither the Company nor the Master Fund is subject to the Investment Funds Act 2006 of Bermuda.

(c)                                  The Company does not maintain a place of business (for purposes of section 4(6) of the Investment Business Act 2003) in Bermuda.

Section 3.12                             Use of Proceeds.

(a)                                 General.  The proceeds of the Loans shall be used only for working capital requirements of the Company.

(b)                                 Regulations U and X.  No portion of any Loan to be obtained shall be used, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X.

Section 3.13                             Subsidiaries, etc.  As of the Closing Date the Company does not have any Subsidiaries.

Section 3.14                             Disclosure.  No report, financial statement or other written information furnished by or on behalf of such Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There is no fact known to the Company or any of its Subsidiaries as of the date hereof which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

Section 3.15                             Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of any Loan or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq.) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of any Authority, including, the United States Treasury Department (31 CFR, Subtitle B, Chapter V) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking

Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the “Executive Order”) and (b) the PATRIOT Act).  The Company and each of its Subsidiaries is in compliance in all material respects with the Trading With the Enemy Act, the Foreign Assets Control Regulations, the Executive Order and the PATRIOT Act.  Furthermore, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer of the Company or any of its Subsidiaries (in the case of any such director or officer, acting in their capacity as such) is a Person that (A) is subject to any U.S. sanctions administered by OFAC, (B) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act, the Foreign Assets Control Regulations or any SDN List or (C) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”, (D) is or is owned or controlled by Persons that are the target of any sanctions administered or enforced by any Authority, (E) is or is owned or controlled by Persons that are located, organized or resident in a country which is the subject of sanctions by any Authority or (F) is a governmental agency, authority or body or state-owned enterprise of any country which is the subject of sanctions by any Authority.

Section 3.16                             Investment Guidelines.  Each of the Company and the Master Fund is in compliance with their respective Investment Guidelines as set forth in the Prospectus, as supplemented from time to time (including any investment requirements, investment restrictions, asset coverage requirements and concentrations limits).

Section 3.17                             Representations as to Foreign Jurisdiction Matters.

(a)                                 The Company is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Company of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither the Company nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Bermuda in respect of its obligations under the Loan Documents.

(b)                                 The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Company under the Laws of Bermuda, and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the Company is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until the Loan Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of the Company.

(c)                                  As of the Closing Date, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental

Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Company pursuant to the Loan Documents.

(d)                                 The execution, delivery and performance by the Company of the Loan Documents are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 3.18                             ERISA.  Neither the Company nor any of its Subsidiaries is subject to ERISA or maintains any Foreign Benefit Plan.

Section 3.19                             Anti-Money Laundering and Anti-Terrorism Finance Laws.  The Company is in compliance, in all material respects, with all applicable anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

Section 3.20                             Anti-Corruption Laws.  No part of the proceeds of the Loans shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause the Lender to violate the U.S. Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010; or (c) to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

Section 3.21                             Incorporation of Parent Credit Agreement.  Sections 6.01, 6.04, 6.07, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 and 6.18 of the Parent Credit are incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE IV.

CONDITIONS

Section 4.01                             Closing Date.  The obligation of the Lender to make Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(i)                                     Executed Counterparts of this Agreement.  The Lender shall have executed this Agreement and received a counterpart of this Agreement signed by each Loan Party (or written evidence satisfactory to the Lender of a signed signature page to this Agreement that each Loan Party has signed a counterpart of this Agreement).

(ii)                                  Certificates.  The Lender shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(iii)                               Corporate Documents.  The Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Lender may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating each Loan Party, the Loan Documents or the transactions contemplated thereby.

(iv)                              Opinion of Counsel to Company.  The Lender shall have received an opinion of Cravath, Swaine & Moore LLP, New York counsel to the Company, addressed to the Lender and dated the Closing Date, in form and substance reasonably satisfactory to the Lender (and each Loan Party hereby instructs such counsel to deliver such opinion to the Lender).

(v)                                 Opinion of Bermuda Counsel to Company.  The Lender shall have received an opinion of Appleby (Bermuda) Limited, Bermuda counsel to the Loan Parties, addressed to the Lender and dated the Closing Date, in form and substance reasonably satisfactory to the Lender (and each Loan Party hereby instructs such counsel to deliver such opinion to the Lender).

(vi)                              Fees and Expenses.  The Company shall have paid all fees, costs and expenses (including legal fees and expenses) agreed to be paid by it to the Lender (including in the Engagement Letter) in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Company prior to the Closing Date).

(vii)                           KYC Information.  Each Loan Party shall have provided to the Lender the documentation and other information requested by the Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(viii)                        Officer’s Certificate.  The Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Guarantor, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (ii) and (iii) of the first sentence of Section 4.02.

(ix)                              Compliance Certificate.  The Lender shall have received a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Guarantor ended March 31, 2014, signed by chief executive officer, chief financial officer, treasurer or controller of the Guarantor.

(x)                                 Process Agent Letter.  A letter from the Process Agent setting forth its consent to serve as process agent for each Loan Party for purposes of the Loan Documents.

The Lender shall notify the Loan Parties of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02                             Conditions to All Loans.  The obligation of the Lender to make any Loan is additionally subject to the satisfaction of the following conditions:

(i)                                     the Lender shall have received a Borrowing Request in accordance with the requirements hereof;

(ii)                                  the representations and warranties of each Loan Party set forth in this Agreement and in any other Loan Document to which such Loan Party is a party shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Loan (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(iii)                               no Default shall have occurred and be continuing or would result from such Loan or from the application of proceeds thereof;

(iv)                              following such issuance, the Outstandings shall not exceed the Commitment Amount;  and

(v)                                 following such issuance, the Outstandings shall not exceed 20% of the NAV of the Company.

Each request for a Loan by the Company hereunder and each Loan shall be deemed to constitute a representation and warranty by the Loan Parties on and as of the date of the applicable Loan as to the matters specified in clauses (ii) and (iii) above in this Section.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and all Obligations have been paid in full, each Loan Party covenants and agrees with the Lender that:

Section 5.01                             Punctual Payment.  The Company will duly and punctually pay or cause to be paid principal, interest, Fees and all other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

Section 5.02                             Maintenance of Office.  Each Loan Party will maintain its principal office at (a) in the case of the Company, Montpelier House, 94 Pitts Bay Road, Hamilton, Bermuda HM HX and (b) in the case of each other Loan Party, at the address specified for such Loan Party in its accession agreement or, in each case, at such other place as the applicable Loan Party shall designate upon written notice to the Lender, where notices, presentations and demands to or upon such Loan Party in respect of the Loan Documents may be given or made.

Section 5.03                             Records and Accounts.  The Company will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) engage PricewaterhouseCoopers Ltd. or other independent certified public accountants reasonably satisfactory to the Lender as the independent certified public accountants of the Company and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Company and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Lender.

Section 5.04                             Financial Statements, Certificates and Information.  The Company will deliver to the Lender:

(a)                                 not later than one hundred and twenty (120) days after the end of each fiscal year of the Company and the Master Fund, the statement of assets and liabilities of each of the Company and the Master Fund as at the end of such year, and the related statement of operations for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification;

(b)                                 not later than sixty (60) days after the end of each semiannual fiscal period of the Company and the Master Fund, copies of the unaudited statement of assets and liabilities of each of the Company and the Master Fund as at the end of such semiannual fiscal period and the related statement of operations for such semiannual fiscal period, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of each of the Company and the Master Fund on the date thereof (subject to year-end adjustments);

(c)                                  Within thirty (30) days of receipt of any audit committee report prepared by the Company’s accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” or “Misstatements Due to Fraud”, the Company will provide copies of such sections to the Lender;

(d)                                 simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate;

(e)                                  five days after the date filed with the relevant Governmental Authority for each of its fiscal years, but in any event within 125 days after the end of each fiscal year of any Insurance Subsidiary, a copy of the annual financial statements required to be filed with the Minister of Finance of Bermuda or such other appropriate Governmental Authority of the jurisdiction of domicile of any Insurance Subsidiary;

(f)                                   contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the London Stock Exchange or sent to the stockholders of the Company; and

(g)                                  from time to time such other financial data and information as the Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the London Stock Exchange) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the National Storage Mechanism of the London Stock Exchange; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial or third-party website); provided that: (A) upon written request by the Lender, the Company shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) the Company shall notify the Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.05                             Notices.

(a)                                 Defaults.  As soon as practicable after a Responsible Officer of a Loan Party knows of the existence of any Default, such Loan Party will notify the Lender, in writing, of the occurrence of such Default, together with a reasonably detailed description thereof, and the actions the Company proposes to take with respect thereto.

(b)                                 Notice of Litigation and Judgments.  The Company will, and will cause each of its Subsidiaries to, give notice to the Lender in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or the Master Fund or to which the Company or any of its Subsidiaries or the Master Fund is or becomes a party involving an uninsured claim against the Company or any of its Subsidiaries or the Master Fund that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Company will give notice to the Lender, in writing, in form and detail satisfactory to the Lender, within ten (10) days of any final judgment not covered by insurance, against the Company or any of its Subsidiaries or the Master Fund in an amount in excess of $25,000,000.

Section 5.06                             Legal Existence; Maintenance of Properties.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries.  It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 5.06 shall prevent the Company from discontinuing the operation of any Subsidiary or the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Company, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

Section 5.07                             Taxes.  The Company will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes would not result in a Material Adverse Effect; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

Section 5.08                             Inspection of Properties and Books, etc.  The Company will permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company at the Lender’s expense; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours upon reasonable advance notice.

Section 5.09                             Compliance with Laws, Contracts, Licenses, and Permits.  The Company will, and will cause each of its Subsidiaries to, comply with (a) the applicable Laws wherever its business is conducted, including all environmental Laws, except where failure to do so would not have a Material Adverse Effect, (b) the provisions of its Organizational Documents, (c) all agreements and instruments by which it or any of its properties may be bound, except where failure to do so would not have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where failure to do so would not have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any competent government shall become necessary or required in order that the Company fulfill any of its obligations hereunder or any of the other Loan Documents to which the Company is a party, the Company will immediately take or cause to be taken all reasonable steps within the power of the Company to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof.

Section 5.10                             Use of Proceeds.  The Company will obtain Loans solely for the purposes set forth in Section 3.12(a).

Section 5.11                             Further Assurances.  Such Loan Party will, and will cause each of its Subsidiaries to, cooperate with the Lender and execute such further instruments and documents, furnish such other information and existing documents (financial or otherwise) and take all such further action as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

Section 5.12                             Incorporation of Parent Credit Agreement.  Sections 7.01 through 7.11 (other than Section 7.01(h) and Section 7.01(i)) of the Parent Credit Agreement are hereby incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitment has expired or been terminated, all Obligations have been paid in full, the Company (and solely with respect to Sections 6.09 and 6.15 below, the Guarantor) covenants and agrees with the Lender that:

Section 6.01                             Business Activities.  The Company will not engage directly or indirectly (whether through Subsidiaries or otherwise), as its primary business, in any type of business other than the type of activities set forth in its Prospectus.  The Company will not engage directly or indirectly (whether through Subsidiaries or otherwise), as its primary business, in any type of business other than the insurance and reinsurance and related businesses.

Section 6.02                             Fiscal Year.  The Company will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal or financial year from that set forth in Section 3.03(a).

Section 6.03                             Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided that (x) transactions between the Company and the Investment Manager, the Master Fund and the Reinsurer as set forth in the Prospectus shall be excluded from the restrictions set forth in this Section 6.03 and (y) transactions between the Guarantor or any of its Subsidiaries with the Guarantor or any Subsidiary of the Guarantor shall be excluded from the restrictions set forth in this Section 6.03.

Section 6.04                             Disposition of Assets.  The Company will not, and will not permit the Master Fund, to, sell, transfer, convey or lease all or substantially all of its assets or sell or assign with or without recourse any receivables, other than any sale, transfer, conveyance or lease in the ordinary course of business.

Section 6.05                             Mergers, Consolidations and Sales.  The Company will not, and will not permit any of its Subsidiaries which is a Material Party to, merge or consolidate except that, provided in each case no Default has occurred and is continuing or would result therefrom, (a) BCRH and any wholly-owned Subsidiary of BCRH may merge with BCRH or any wholly-

owned Subsidiary of BCRH, as applicable, and (b) the Company and any wholly-owned Subsidiary of the Company may merge with the Company or any wholly-owned Subsidiary of the Company, as applicable.

Section 6.06                             Debt.

(a)                                 The Company will not create, assume, incur, guarantee or otherwise permit any Debt (other than the Debt under the Loan Documents) without the prior written consent of the Lender.

(b)                                 The Guarantor will not permit the Master Fund to create, assume, incur, guarantee or otherwise permit any Debt in excess of 10% of the NAV of the Master Fund at the time of the incurrence of such Debt.

Section 6.07                             Liens.  The Company will not, and will not permit any of its wholly-owned Subsidiaries to, create, assume, incur, guarantee or otherwise permit any Debt secured by any Lien upon any shares of Capital Stock of any of its wholly-owned Subsidiaries (whether such shares of Capital Stock are now owned or hereafter acquired).

Section 6.08                             Sanctions.

(a)                                 No portion of any Loan will be used, directly or indirectly, for the purposes of: (i) any transaction by or for the benefit of any Person which is listed on an SDN List, or is owned or controlled, directly or indirectly, by any person listed on an SDN List; (ii) any country which is the subject of sanctions by any Authority; (iii) funding any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions by any Authority; or (iv) engaging in any transaction or any other manner that would result in a violation by any Person of sanctions by any Authority.

(b)                                 Neither the Company, nor any of its Subsidiaries, will engage in any conduct which might reasonably be expected to cause it to become a subject of sanctions by any Authority.

Section 6.09                             Financial Covenants.

(a)                                 Parent Leverage Ratio.  Section 8.09 of the Parent Credit Agreement is hereby incorporated by reference herein as if fully set forth in this Agreement.

(b)                                 Parent Consolidated Tangible Net Worth.  Section 8.10 of the Parent Credit Agreement is hereby incorporated by reference herein as if fully set forth in this Agreement.

Section 6.10                             Restricted Payments.  If a Default or Event of Default exists, the Company will not (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or equity securities on account of any of its Capital Stock or (b) purchase, redeem or otherwise acquire for value any of its Capital Stock or any warrants, rights or options to acquire with respect thereto, whether now or hereafter outstanding.

Section 6.11                             Investment Guidelines.  The Company will at all times comply with the investment guidelines set forth in the Prospectus.  The Company will not consent to any change in the investment guidelines of the Master Fund as set forth in the Prospectus as of the Closing Date.

Section 6.12                             Material Agreements.  The Guarantor will not permit any of the Company, the Master Fund, the Investment Manager, the Reinsurance Manager or the Reinsurer, to amend any of the agreements listed on Schedule 6.12 in any manner materially adverse, or that could reasonably be expected to be materially adverse, to the Lender without the prior written consent of the Lender.

Section 6.13                             Subsidiaries.  The Company will not form or maintain any Subsidiary or enter into any partnership, joint venture or similar arrangement.

Section 6.14                             Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act.  The Company shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law or Anti-Corruption Law, (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the Lender or any Loan Party would be in violation of any applicable Law or (c) use any part of the proceeds of the Loans, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 3.19 and 3.20 to be untrue as if made on the date any such conduct occurs.

Section 6.15                             Incorporation of Parent Credit Agreement.  Sections 8.01 through 8.08, 8.11 and 8.12 of the Parent Credit Agreement are hereby incorporated by reference herein as if fully set forth in this Agreement.

ARTICLE VII.

EVENTS OF DEFAULT; ACCELERATION

Section 7.01                             Events of Default and Acceleration.  The occurrence and continuance of any of the following shall constitute an event of default (each an “Event of Default”):

(a)                                 the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Company shall fail to pay any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)                                  any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Loan Party herein, in any Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(d)                                 default in the performance of any of the agreements or covenants of the Loan Parties set forth in Section 5.05, the first sentence and clause (iii) of the second sentence of 5.06, 5.10, 6.01, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.11 6.12 6.14 or 6.15 or in any Specified Parent Affirmative Covenant after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(e)                                  default in the performance of any of the agreements or covenants of the Loan Parties under this Agreement or any other Loan Document (other than those specified in Section 7.01(a), (b), (c) or (d) above) and continuance of such default for a period of 30 days after the date upon which (x) any Responsible Officer of a Loan Party had actual knowledge of such default or (y) any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(f)                                   a Material Party shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(g)                                  a Material Party admits in writing that it is generally unable to pay debts as they mature or become due;

(h)                                 a Material Party makes a general assignment for the benefit of creditors;

(i)                                     the commencement of a proceeding by or against a Material Party under any Debtor Relief Law seeking to adjudicate a Material Party as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of a Material Party or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, debtor in possession, examiner or other similar official for a Material Party, any substantial part of a Material Party’s property, with or without consent of such Material Party, for any purpose whatsoever and, in the case of any such proceeding instituted against a Material Party (but not instituted by it), either such proceeding shall remain unstayed and undismissed for a period of sixty (60) days; or any of the following actions sought in such proceeding shall occur: the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, a Material Party, or for any substantial part of its property;

(j)                                    the taking of any action by a regulatory authority to obtain control of a Material Party or a substantial part of its assets (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof);

(k)                                 the Company shall (or its shareholders shall elect to) discontinue operations or liquidate;

(l)                                     a Change of Control shall occur; or

(m)                             there shall occur any (i) Event of Default under and as defined in the Parent Credit Agreement, (ii) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of the Company and/or any other Material Party if the aggregate amount of Debt of the Company and/or any other Material Party which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $25,000,000 or more, (iii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, a Material Party if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $25,000,000 or more in the aggregate or to permit the holder or holders of such indebtedness of $25,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity, or (iv) a final judgment or judgments which exceed an aggregate of $25,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and is not denying coverage in writing) shall be rendered against a Material Party and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

If an Event of Default shall occur and be continuing, then, and in every such event (other than an event with respect to any Loan Party described in clause (g), (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Lender may take any or all of the following actions, at the same or different times:

(i)                                     terminate the Commitment, and thereupon the Commitment shall terminate immediately;

(ii)                                  declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and

(iii)                               exercise all rights and remedies available to it under the Loan Documents and/or applicable Law;

provided that, in case of any event with respect to any Loan Party described in clause (g), (h) or (i) of this Section, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Section 7.02                             Application of Payments.  After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Obligations shall be applied by the Lender as it elects in its sole discretion.

ARTICLE VIII.

GUARANTY.

Section 8.01                             Guaranty of the Obligations.  Subject to the provisions of Section 8.02, the Guarantor hereby irrevocably and unconditionally guarantees to the Lender the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 8.02                             Payment by Guarantor.  The Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against the Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantor shall upon demand pay, or cause to be paid, in Dollars, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lender.

Section 8.03                             Liability of Guarantors Absolute.  The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of the Guarantor and not merely a contract of surety;

(b)                                 the obligations of the Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor of the obligations of the Company, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions;

(c)                                  payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

(d)                                 the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(e)                                  this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Guarantor, the Company or any of their respective Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Company may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 8.04                             Waivers by Guarantor.  The Guarantor hereby waives:  (a) any right to require the Lender, as a condition of payment or performance by the Guarantor, to (i) proceed against the Company, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of the Company or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related hereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05                             Guarantor’s Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, the Guarantor hereby waives any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against the Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against the Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Lender.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, the Guarantor shall withhold exercise of any right of contribution the Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.02.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against the Company or against any collateral or security, and any rights of contribution the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against the Company, to all right, title and interest the Lender may have in any such collateral or security, and to any right the Lender may have against such other guarantor.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06                             Subordination of Other Obligations.  Any Indebtedness of the Company now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision hereof.

Section 8.07                             Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  The Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08                             Authority of Guarantors or the Company.  It is not necessary for the Lender to inquire into the capacity or powers of the Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09                             Financial Condition of the Company.  Any Loan may be made to the Company or continued from time to time without notice to or authorization from the Guarantor regardless of the financial or other condition of the Company at the time of any such grant or continuation.  The Lender shall have no obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of the Company.  The Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  The Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by the Lender.

Section 8.10                             Bankruptcy, Etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, without the prior written consent of the, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company.  The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or by any defense which the Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Company of any portion of such Guaranteed Obligations.  The Guarantor shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE IX.

MISCELLANEOUS

Section 9.01                             Notices.

(a)                                 Notices Generally.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as provided in Schedule 9.01.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through Electronic Media (defined below) to the extent permitted under clause (b) shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement);  provided that, if such Instruction (defined below) is not sent during the normal business hours of the recipient, such Instruction shall be deemed to have been sent at the opening of business on the next Business Day for the recipient

(b)                                 Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by e-mail, facsimile or other electronic communications (including Internet or intranet websites) pursuant to procedures approved by the Lender (“Electronic Media”).  In connection therewith, the Company (i) authorizes the Lender to act on any instruction, notice or communication (“Instruction”) it receives by Electronic Media and which appears to the Lender to originate from a Responsible Officer, (ii)  acknowledges that the Lender is not obliged to act on any Instruction it receives by Electronic Media if it has any reason to believe that the Instruction is not authorized or has been incorrectly transmitted, or if it considers that clarification or verification is required or desirable, and (iii) acknowledges and accepts that Electronic Media may not be secure and that third parties may gain access to the information contained therein as a result of the parties utilizing such media.  Any Instruction forwarded by Electronic Media shall be irrevocable and shall be confirmed by mailing the original documents on the day of issue and by adding the mention ‘CONFIRMATION’ to avoid any confusion; provided that failure to receive such mailed confirmation shall not invalidate any of the operations carried out pursuant to an Instruction.  The use of Electronic Media as a means of communications will remain operational for an undetermined period and may be revoked at any time by notice from the Lender to the Company.

(c)                                  Change of Address, etc.  Either Loan Party or the Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Reliance by Lender and Indemnification.  The Lender shall be entitled to rely and act upon any notices (including telephonic notices and Instructions given by Electronic Media) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Lender and its Related Parties for all losses, costs, expenses and liabilities resulting from (x) the reliance of such Person on each notice or Instruction purportedly given by or on behalf of the Company and any action taken thereon and (y) in respect of any interception, delay, corruption, non-receipt by either party or its agents, or receipt by persons other than the intended addressee, of complete and legible electronic messages or their attachments.  All telephonic notices to and telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereby consents to such recording.

Section 9.02                             Waivers; Amendments.

(a)                                 No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Lender hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)                                 Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by the Company and the Lenders holding more than 50% of the Commitments and Loans then outstanding hereunder, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.03                             Expenses; Indemnity; Etc.

(a)                                 Costs and Expenses.  The Company agrees to pay or reimburse (i) all reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of counsel and (ii) all reasonable out-of-pocket costs and expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the Loans and the Loan Documents.

(b)                                 Indemnification by Company.  The Company shall indemnify the Lender (and any sub-agent thereof) and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any Commitment, any Loan or the use or proposed use thereof or of the proceeds thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Company, its equity holders, its affiliates, its creditors or any other Person.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Commitment or any Loan, the use thereof or of the proceeds thereof or such Indemnitee’s activities in connection therewith (whether before or after the Closing Date).  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d)                                 Payments.  All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.

Section 9.04                             Successors and Assigns.

(a)                                 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment; provided that the consent of the Company shall be required for any assignment (such consent not to be unreasonably withheld or delayed and which consent is hereby given for assignments to any Affiliate of a Lender) unless any Event of Default has occurred and is continuing at the time of such assignment; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five Business Days after having received notice thereof.

(b)                                 Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.05                             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Loan shall remain outstanding.  The provisions of Sections 2.12, 2.13, 2.14, 9.03, and 9.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

Section 9.06                             Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Guarantor and the Company.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution”, “signed”, “signature”, and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 9.07                             Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.08                             Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Lender or any such Affiliate, to or for the credit or the account of the Company or the Guarantor against any and all of the obligations of the Company or the Guarantor now or hereafter existing under this Agreement or any other Loan Document to the Lender or their respective Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or the Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of the Lender, the Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Company or the Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09                             Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)                                 Jurisdiction.  Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Lender or any Related Party of the Lender, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its respective properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 SERVICE OF PROCESS.  EACH LOAN PARTY HAS APPOINTED NATIONAL REGISTERED AGENTS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES (OR SUCH OTHER PROCESS AGENT AS REASONABLY ACCEPTABLE TO THE LENDER), AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS SHALL ALSO BE MAILED IN THE MANNER PROVIDED IN SECTION 9.01.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE APPLICABLE LOAN PARTY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS. EACH LOAN PARTY HAS IRREVOCABLY AUTHORIZED AND DIRECTED THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON ITS BEHALF.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.10                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12                             Confidentiality.  The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over or to which an agreement exists between it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;  (e) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Company), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder; (f) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility hereunder; (g) with the consent of the Company; or (h) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than a Loan Party.  For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by a Loan Party or any of its Subsidiaries; provided that, in the case of information received from a Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13                             PATRIOT Act.  The Lender is subject to the PATRIOT Act and hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act.  Each Loan Party shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

Section 9.14                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable under any Loan Document, together with all fees, charges and other amounts which are treated as interest under such Loan Document under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable Law, the rate of interest payable pursuant to such Loan Document, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable pursuant to such Loan Document but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Lender in respect of other Loan Documents or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by the Lender.

Section 9.15                             Payments Set Aside.  To the extent that any payment by or on behalf of the ant Loan Party is made to the Lender or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.16                             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between any Loan Party and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising any Loan Party or any Subsidiary thereof on other matters, (ii) the services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lender has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either Loan Party or any of their respective Affiliates, or any other Person; (ii) the Lender has no obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged, for its own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Loan Parties or any of their respective Affiliates, and the Lender has no obligation to disclose any of such interests to an Loan Party or any of their respective Affiliates.  To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Lender, with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17                             Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the applicable Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

SCHEDULE 3.06

Litigation

None.

SCHEDULE 6.12

Material Contracts

SCHEDULE 9.01

INFORMATION FOR NOTICES

I.  Company:

Endurance Specialty Holdings Ltd.
100 Pitts Bay Road
Pembroke, Bermuda HM 08
Fax No.:  (441) 278-0401
Telephone No.:  (441) 278-0440

II.  Barclays Bank PLC

Credit Contact: Karla Maloof

Wire Instructions:

Barclays Bank PLC
New York
SWIFT Address:	BARC US 33
Account No.:	280238433
UID No.:	312842
Beneficiary:	Barclays Bank PLC Wholesale, London
Swift Address: BARCGB5G
Reference:	Loan Ops re: Blue Capital Global Reinsurance Fund Limited

III.  Lender:

Barclays Bank PLC
1 Churchill Place
Canary Wharf
London E14 5HP

Tel: +44 (0) 20 7116 1000
E-mail: 442033201066@tls.ldsprod.com, EMEABilateralLoans@barclayscapital.com
Team E-mail: BOT@barclays.com

Schedule 9.01-1